Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements (and any amendments thereto):

(1) Form S-3, No. 333-227932
(2) Form S-8, No. 333-220788
(3) Form S-4, No. 333-219064

of our reports dated March 1, 2019, with respect to the consolidated and combined financial statements and schedule of ANGI Homeservices Inc., and the effectiveness of internal control over financial reporting of ANGI Homeservices Inc., included in this Annual Report (Form 10-K) of ANGI Homeservices Inc. for the year ended December 31, 2018.

/s/ ERNST & YOUNG LLP

New York, New York
March 1, 2019